Exhibit 99.1

TRANSATLANTIC PETROLEUM CORP.

AUDIT COMMITTEE

TERMS OF REFERENCE

A.	Purpose

The purpose of the Audit Committee of the Board of Directors (the “Committee”) is to assist the Board of Directors of the Corporation in fulfilling its responsibilities in relation to financial matters, including monitoring and overseeing the quality of the financial reporting and systems of internal control and risk management of the Corporation. The Committee shall serve as the authority to which the external auditors of the Corporation report.

B.	Mandate

Management is responsible for preparing the interim and annual financial statements of the Corporation and for maintaining a system of risk assessment and internal controls to provide reasonable assurance that assets are safeguarded and that transactions are authorized, recorded and reported properly. The Committee is responsible for reviewing and monitoring management’s actions. The Committee shall:

1.	Financial Reporting.

(a)	review with management and the Corporation’s external auditors, the Corporation’s financial reporting in connection with the annual audit and the preparation of the financial statements, including, without limitation, the judgement of the external auditors as to the quality and appropriateness of the accounting principles as applied by the Corporation in its financial reporting;

(b)	review with the external auditors, before completion of the annual audit of the Corporation, the financial statements and the report of the external auditors thereon, in order to ensure that the external auditors are satisfied with the disclosure made to them of the required information and with the content of the financial statements;

(c)	review and recommend to the Board of Directors for approval, the audited annual financial statements of the Corporation and Management’s Discussion and Analysis in respect thereof, and the financial information contained in the Corporation’s Annual Information Form, Annual Report, Management Proxy Circular and other securities filings, prior to the public release thereof by the Corporation;

(d)	review the unaudited interim financial statements of the Corporation and Management’s Discussion and Analysis in respect thereof with management and consult with the external auditors, as may be appropriate, and recommend to the Board of Directors approval of the unaudited financial statements and MD&A and the public release thereof by the Corporation;

(e)	review annual and interim earnings press releases before the Corporation publicly discloses this information;

(f)	periodically review the procedures used to confirm the accuracy of the Corporation’s public disclosure of financial information extracted or derived from the financial statements of the Corporation;

(g)	review with management, the external auditors and, if necessary, legal counsel, any litigation, claim or contingency, including tax assessments, that could have a material effect upon the financial position of the Corporation, and the manner in which these matters may be, or have been, disclosed in the financial statements;

(h)	review management’s plans regarding any changes in accounting practices or policies and the financial impact thereof; and

(i)	review accounting, tax and financial aspects of the operations of Corporation as the Committee considers appropriate.

2.	Appointment and Oversight of External Auditors.

(a)	annually make a recommendation to the Board of Directors as to the re-appointment or appointment of the external auditors of the Corporation;

(b)	review and discuss with the external auditors all significant relationships that the external auditors and their affiliates have with the Corporation and its affiliates in order to determine the external auditors’ independence, including, without limitation, (A) requesting, receiving and reviewing, on a periodic basis, a formal written statement from the external auditors delineating all relationships that may reasonably be thought to bear on the independence of the external auditors with respect to the Corporation, (B) discussing with the external auditors any disclosed relationships or services that the external auditors believe may affect the objectivity and independence of the external auditors, and (C) recommending that the Board take appropriate action in response to the external auditors’ report to satisfy itself of the external auditors’ independence;

(c)	pre-approve all non-audit services of the Corporation’s external auditors, and review fees paid for these engagements;

(d)	review and approve the Corporation’s hiring practises regarding partners, employees and former partners and employees of the present and former external auditors;

(e)	review and recommend to the Board of Directors the basis and the amount of the external auditors’ fees;

(f)	review and approve the audit plans of the external auditors of the Corporation;

(g)	be responsible for overseeing the work of the external auditor, including the resolution of disagreements between management and the external auditor regarding financial reporting, and require that the external auditor report directly to the Committee; and

(h)	meet from time to time separately with the external auditors to discuss matters of mutual interest, and to consider any matter that they recommend bringing to the attention of the full Board of Directors.

3.	Internal Controls.

(a)	review the adequacy of internal controls and procedures related to the expense accounts of officers of the Corporation ;

(b)	review with management, and the external auditors, the effectiveness of the Corporation’s internal controls, and determine whether the Corporation is in compliance with legal and regulatory requirements and with the Corporation’s policies;

(c)	establish procedures for receipt, retention and treatment of complaints and concerns regarding accounting, internal controls or audit matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

(d)	review with external auditors any corporate transactions in which Directors or officers of the Corporation have a personal interest.

4.	Risk Management.

(a)	review with management and the external auditors their assessment of significant risks and exposures;

(b)	review and assess the steps that management has taken to mitigate such risks; and

(c)	review management’s program to obtain appropriate insurance to mitigate risks.

5.	General

(a)	fulfill any other responsibilities and duties required of the Committee pursuant to applicable law.

6.	Duties of Audit Committee as Reserves Committee

(a)	review, with reasonable frequency, the Company’s procedures relating to the disclosure of information with respect to oil and gas activities, including its procedures for complying with the disclosure requirements and restrictions of National Instrument 51-101;

(b)	review each appointment by the Company of an independent qualified reserves evaluators or auditors, in the case of any proposed change in such appointment, determine the reasons for the proposed change and whether there have been disputes between the appointed qualified reserves evaluator or auditor and management of the Company;

(c)	review, with reasonable frequency, the Company’s procedures for providing information to the qualified reserves evaluators or auditors who report on reserves data for the purposes of National Instrument 51-101;

(d)	before approving the filing of reserves data and the report of the qualified reserves evaluators or auditors thereon, meet with management and each qualified reserves evaluator or auditor appointed by the Company, to

(i)	determine whether any restrictions affect the ability of the qualified reserves evaluator or auditor to report on reserves data without reservation; and

(ii)	review the reserves data and the report of the qualified reserves evaluator or auditor thereon; and

(e)	review, approve and recommend for approval to the Board

(i)	the content and filing of the statement of Reserves Data and other information specified in Form 51-101F1;

(ii)	the filing of the report of the independent qualified reserve evaluator or auditor in accordance with Form 51-101F2; and

(iii)	the content and filing of the report of Management and Directors in accordance with Form 51-101F3.

7. Review of the Internal Audit Function

(a)	The Audit Committee shall oversee the internal audit function of the Corporation, including reviewing and approving the mandate of the internal audit function and the Director of Internal Audit at least annually. The Committee shall satisfy itself that the internal audit function has adequate resources, organizational structure, and independence to perform its responsibilities. In addition, the Committee shall:

(i)	review and approve the annual audit plan and budget and any significant changes thereto;

(ii)	confirm the appointment and dismissal of the Director of Internal Audit of the Corporation;

(iii)	at least annually assess the effectiveness of the internal audit function;

(iv)	review regular reports prepared by the Director of Internal Audit together with management’s responses and follow-up on outstanding issues, as necessary; and

(v)	meet privately with the Director of Internal Audit as frequently as the Audit Committee feels is appropriate for the Audit Committee to fulfill its responsibilities, which shall not be less frequently than quarterly in order to:

(1)	provide a forum for the Director of Internal Audit to raise any internal audit issues or issues with respect to the relationship and interaction between the internal audit function, management, and the external auditors and other regulators;

(2)	confirm that significant resolved and any unresolved issues between auditors and management have been brought to its attention;

(3)	confirm that the principal risks of the Corporation’s businesses have been identified by management and appropriate policies and systems have been implemented to manage these risks; and

(4)	confirm that the integrity of the Corporation’s internal control and management information systems are satisfactory.

C.	Committee and Procedures

1.	Composition of Committee.

(a)	The Committee shall consist of not less than three Directors of the Corporation.

(b)	The members of the Committee shall meet any independence requirements of applicable law.

(c)	All members of the Committee shall be financially literate as determined by the Board of Directors from time to time and, although not mandatory, it is preferable that at least one member of the Committee be a financial expert within the meaning of applicable law and stock exchange guidelines.

(d)	Determinations as to whether a particular Director satisfies the requirements for membership on the Committee shall be made by the full Board of Directors.

2.	Appointment of Committee Members

Members of the Committee shall be appointed from time to time and shall hold office at the pleasure of the Board. Where a vacancy occurs at any time in the membership of the Committee, it may be filled by the Board. The Board shall fill any vacancy if the membership of the Committee is less than three Directors.

3.	Committee Chair

The Committee shall elect a Chair for the Committee from among its independent members.

4.	Absence of Committee Chair

If the Chair of the Committee is not present at any meeting of the Committee, one of the other independent members of the Committee who is present at the meeting shall be chosen by the Committee to preside at the meeting.

5.	Secretary of Committee

The Committee shall appoint a Secretary for each meeting.

6.	Meetings

The Committee shall meet at least four times per year and shall meet at such other times during each year as it deems appropriate. In addition, the Chair of the Committee may call a special meeting of the Committee at any time.

7.	Quorum

A majority of the members of the Committee shall constitute a quorum.

8.	Notice of Meetings

Notice of the time and place of every meeting shall be given in writing (including by way of written facsimile communication) to each member of the Committee at least 24 hours prior to the time fixed for such meeting, provided however, that a member may in any manner waive a notice of a meeting; and attendance of a member at a meeting constitutes a waiver of notice of the meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

9.	Attendance of the Corporation’s Officers at Meetings

At the invitation of the Chair of the Committee, one or more officers of the Corporation may attend all or any portion of any meeting of the Committee.

10.	Procedure, Records and Reporting

Subject to any statute and the articles and by-laws of the Corporation, the Committee shall fix its own procedures at meetings, keep records of its proceedings and report to the Board when the Committee may deem appropriate (but not later than the next meeting of the Board). The minutes of its meetings shall be tabled at the next meeting of the Board.

11.	Delegation

The Committee may delegate from time to time to any person or committee of persons any of the Committee’s responsibilities that lawfully may be delegated.

12.	Retention of Advisers

The Committee has the authority:

(a)	to engage independent counsel and other advisers as it determines necessary to carry out its duties;

(b)	to set and pay (at the expense of the Corporation) the compensation for any advisors employed by the Committee; and

(c)	to communicate directly with the external auditors.

13.	Review of Terms of Reference

The Committee shall review and reassess the adequacy of these Terms of Reference at least annually, and otherwise as it deems appropriate, and recommend changes to the Board.

D.	Whistle Blower Policy – Accounting Matters

1.	Complaints

The Committee shall establish procedures for:

(a)	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

(b)	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Complaints regarding accounting, internal accounting controls, or auditing matters may be submitted to the Company in accordance with this policy. Complaints may be made anonymously and, if not made anonymously, the identity of the person submitting the complaint will be kept confidential.

Upon receipt of a complaint, the Chair will conduct or designate a member of the Committee to conduct an initial investigation. In all cases, the matter will be brought before the Committee for a determination of further investigation and action.

Records of complaints made and the resulting action or determination with respect to the complaint shall be documented and kept in the records of the Committee for a period of three years.

The Committee shall review this Whistle Blower Policy - Accounting Matters annually.

2.	Reporting

The Committee shall make regular reports to the Board concerning its activities.

Approved by the Board of Directors of Corporation as of the 30th of March, 2009.